Exhibit 99

ICT GROUP MEDIA CONTACT:	ICT GROUP INVESTOR CONTACT:
BERNS COMMUNICATIONS GROUP, LLC	MBS VALUE PARTNERS, LLC
Michael McMullan	Betsy Brod/Lynn Morgen
212-994-4660	212-750-5800

ICT GROUP REPORTS THIRD QUARTER 2007 RESULTS

NEWTOWN, PA, OCTOBER 25, 2007 – ICT GROUP, INC. (NASDAQ: ICTG), today reported results for the third quarter ended September 30, 2007.

Revenue for the third quarter of 2007 was $113.9 million as compared to $106.4 million in the prior year period. Net loss for the third quarter of 2007 was $7.2 million, or $0.45 per diluted share, which included a tax charge of $6.8 million and a restructuring charge of $807,000. Excluding the impact of these charges, ICT GROUP would have reported net income of $929,000, or $0.06 per diluted share in this year’s third quarter. In the 2006 third quarter, the Company reported net income of $5.0 million, or $0.32 per diluted share. As anticipated in the Company’s 2007 second quarter earnings release, operating profitability in the 2007 period was penalized by the Company’s previously announced accelerated offshore capacity expansion and restructuring charges to close or wind down under-utilized locations. The tax charge relates to U.S. net operating losses. The Company updated its position and has determined that it is less likely that the U.S. net operating losses will be realizable in the near-term.

Total call volume handled by ICT GROUP reached 5.1 million hours in the third quarter of 2007, an increase of 13% over the 2006 third quarter. Call volume handled at the Company’s offshore facilities in the Philippines and Latin America for the U.S. market increased 45% on a year-over-year basis and accounted for 52% of third quarter 2007 call volume for the U.S. market compared to 36% in last year’s third quarter.

Revenue growth in the third quarter of 2007 was largely driven by continued strong growth in Services revenue, which totaled $84.4 million in the quarter, up 9% from $77.3 million in the year-ago quarter. Included in Services, revenue from the Company’s higher-margin Marketing, Technology and BPO Solutions business totaled $14.8 million, up 52% from last year’s third quarter. Sales revenue was $29.5 million in the third quarter, up 2% from $29.0 million in the year-ago quarter. While sales revenue grew 17% in ICT GROUP’S international markets, it was offset by a 7% year-over-year decline in domestic sales revenue during the third quarter.

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ICT GROUP REPORTS THIRD QUARTER 2007 RESULTS (CONT.)

Revenue from the international markets served by ICT GROUP, paced by strong growth in Canada, Mexico and Australia, grew 39% from $25.5 million in the third quarter of 2006 to $35.4 million in this year’s third quarter. Domestic revenue declined 3% from $80.9 million in the third quarter of 2006 to $78.5 million in this year’s period, as a result of the continued shift of domestic programs to lower-priced, offshore locations.

“Our performance in the quarter reflects the impact of fast-paced expansion of our offshore operations,” stated John J. Brennan, Chairman and Chief Executive Officer. “We remain focused on implementing our strategy to:

•	Efficiently manage the accelerated transition of U.S. programs to more cost-effective, offshore locations;

•	Growing our presence, revenue and profitability in international markets; and

•	Developing a broader base of value-added services for our targeted vertical markets.

We believe we are making significant and sustainable progress in meeting each of these objectives. Within our targeted vertical markets, in the financial services sector, we are seeing some softness in demand for certain services in the U.S., mixed with a pick-up in business for other services for both domestic and international clients; there is steady demand from our healthcare clients; and an acceleration of business with clients in the telecommunications sector.”

“Our overall pipeline for new business remains extremely strong, domestically and internationally,” said Mr. Brennan. “We just completed one of our best quarters in terms of closing new sales, which on an annualized basis represents approximately $40 million in new business revenue. In addition, we are expanding business with several major clients and have secured several important contract renewals during the quarter. We believe these new wins will position us for renewed revenue and earnings growth in 2008.”

Outlook:

The acceleration of the Company’s offshore expansion and the potential further reduction of its North American capacity, combined with the ramp-up of newly-awarded programs, will negatively affect short-term revenue and earnings performance. In addition, the Company expects to incur special charges in the fourth quarter of 2007 as a result of closing or downsizing certain existing facilities. The Company’s diluted earnings per share for the fourth quarter of 2007 would be less than what is projected below, to the extent the Company incurs any special charges.

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ICT GROUP REPORTS THIRD QUARTER 2007 RESULTS (CONT.)

The Company currently expects fourth quarter 2007 revenue and diluted earnings per share to be comparable to adjusted 2007 third quarter results.

For full-year 2008, ICT GROUP currently expects that call volume will increase 10%-15% and revenue will grow by about half that rate. Operating margins are expected to show progressive improvement in 2008, returning to 2006 levels during the course of the year.

Conference Call:

The Company will hold a conference call today, Thursday, October 25, 2007, at 9:00 a.m. ET. Investors may access the call by visiting the ICT GROUP website at www.ictgroup.com. If you are unable to participate during the live webcast, a replay of the call will be available on the website through November 1, 2007.

ICT GROUP, headquartered in Newtown, Pa., is a leading global provider of customer management and business process outsourcing solutions. The Company provides a comprehensive mix of customer care/retention, acquisition, up-selling/cross-selling, technical support, market research and database marketing as well as e-mail management, data entry/collections, claims processing and document management services, using its global network of onshore, near-shore and offshore operations. ICT GROUP also provides interactive voice response (IVR) and advanced speech recognition solutions as well as hosted Customer Relationship Management (CRM) technologies, available for use by clients at their own in-house facility or on a co-sourced basis in conjunction with the Company’s fully integrated contact center operations. To learn more about ICT GROUP, visit the Company’s website at www.ictgroup.com.

Important Cautionary Information Regarding Forward-Looking Statements

This press release contains certain forward-looking statements, such as expected revenue, operating margins and earnings, anticipated demand for ICT GROUP’s services and plans for expansion of offshore, and contraction of North American, production capacity. The forward-looking statements involve assumptions and are subject to substantial risks and uncertainties. Whenever possible, forward-looking statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates” or similar expressions, which speak only as of the date the statement is made. ICT GROUP assumes no obligation to update any such forward-looking statements. For such statements, ICT GROUP claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual events or results of operations, cash flows and financial condition of ICT GROUP may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation, those discussed in ICT GROUP’s annual report on Form 10-K for the year ended December 31, 2006, and other documents, such as reports on Form 8-K and reports on Form 10-Q filed by ICT GROUP with the Securities and Exchange Commission. Although ICT GROUP believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct and we undertake no obligation to update such expectations.

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ICT GROUP REPORTS THIRD QUARTER 2007 RESULTS (CONT.)

Important factors that could cause actual results to differ materially from ICT GROUP’s expectations, or that could materially and adversely affect ICT GROUP’s financial condition, may include, but are not limited to, the following, many of which are outside ICT GROUP’s control: customer demand for a client’s product, the client’s budgets and plans and other conditions affecting the client’s industry, interest and foreign currency exchange rates (including the effectiveness of strategies to manage fluctuations in these rates), an ICT GROUP client invoking cancellation or similar provisions of the client contract, demand for labor and the resulting impact on labor rates paid by ICT GROUP, unanticipated labor difficulties, unanticipated contract or technical difficulties, identifying and opening planned contact centers within timeframes necessary to meet client demands, reliance on strategic partners, industry and government regulation affecting ICT GROUP or its clients, reliance on telecommunications and computer technology, general and local economic conditions, competitive pressures in ICT GROUP’s industry, the cost to prosecute, defend or settle litigation by or against ICT GROUP, judgments, orders, rulings and other developments in or affecting litigation by or against ICT GROUP, ICT GROUP’s capital and financing needs, ICT GROUP’s ability to integrate acquired businesses, terrorist attacks, the impact of war and the use of financial instruments to hedge foreign exchange exposure. These factors, as well as others, such as conditions in the securities markets and actual or perceived results or developments affecting companies in our industry, could affect the trading price of our common stock.

(Tables Follow)

ICT Group, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
REVENUE	$113,897	$106,357	$341,115	$330,749

OPERATING EXPENSES:
Cost of Services	71,885	63,350	215,898	200,126
Selling, general and administrative (including share-based compensation expense of $488 and $642 for the three months and $1,334 and $1,631 for the nine months)	41,121	38,071	123,277	116,632
Restructuring charges	807	—	4,646	—
Litigation recovery and costs	—	—	1,042	—

	113,813	101,421	344,863	316,758

Operating income	84	4,936	(3,748)	13,991
Interest (income) expense, net	(141)	(241)	(470)	376

Income before income taxes	225	5,177	(3,278)	13,615
Income taxes (benefit)	7,401	134	5,576	1,906

Net income	$(7,176)	$5,043	$(8,854)	$11,709

Diluted earnings per share	$(0.45)	$0.32	$(0.56)	$0.79

Shares used in computing diluted earnings per share	15,786	15,886	15,766	14,886

Reconciliation of Income Before Income Taxes to Adjusted Net Income to Eliminate The Effect of the Tax Charge and Charges Related to Restructuring and the Arbitration Settlement (Unaudited)
Adjusted Results of Operations:
Income (loss) before income taxes	$225		$(3,278)
Restructuring charges	807		4,646
Litigation costs	—		1,042

Adjusted income before income taxes	1,032		2,410
Adjusted income taxes	103		(64)

Adjusted net income	$929		$2,474

Adjusted earnings per share	$0.06		$0.15

Shares used in computing adjusted earnings per share	15,986		16,029

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ICT Group, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	September 30, 2007	December 31, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$24,021	$32,367
Accounts receivable, net	87,221	83,673
Other current assets	14,291	13,824

Total current assets	125,533	129,864
PROPERTY AND EQUIPMENT, net	67,804	61,667
OTHER ASSETS	20,437	24,135

	$213,774	$215,666

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and other current liabilities	$46,449	$50,341

Total current liabilities	46,449	50,341
LONG-TERM DEBT	—	—
OTHER LIABILITIES	7,473	4,180
TOTAL SHAREHOLDERS’ EQUITY	159,852	161,145

	$213,774	$215,666

WORKSTATIONS AT PERIOD END	13,131	12,719

NEWS RELEASE

ICT GROUP, INC.

800-799-6880

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